Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

The President and Secretary of NetSol Technologies, Inc. certify:

The Articles of Incorporation of NetSol Technologies are hereby amended and restated as follows:

ONE: The name of the Corporation is NetSol Technologies, Inc.

TWO: The resident agent and registered office in the state of Nevada is ParaCorp Incorporated 318 North Carson Street, Suite 208 Carson City, NV 89701. The Corporation may from time to time change the registered agent for service of process as provided in the Bylaws of the Corporation.

THREE is hereby amended to read:

THREE The total number of shares of which the corporation is authorized to issue is 18,500,000 of which 18,000,000 shares shall be shares of Common stock, $.01 par value (“Common Stock”) and 500,000 shares shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”.). The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the Nevada Revised Statutes (as amended from time to time, the “NRS”), including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at any time or times and at such price or prices: (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (vi) entitled to vote separately or together with any other series or class of stock of the Corporation; or (v) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FOURTH The governing body of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by Bylaws of the Corporation.

FIFTH Intentionally Omitted

SIXTH Intentionally Omitted

SEVENTH No director of office of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer to the amounts acceptable by law; provided, however, that the foregoing provision shall not limit or eliminate the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes (“NRS”). Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

EIGHTH Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. Special meetings of stockholders, for any purpose or purposes may only be called by the Board of Directors. Only the business stated in the notice of special meeting of stockholders of the Corporation may be transacted at any special meeting of stockholders of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws. Any action required or permitted to be taken by the stockholders of the Corporation may only be affected at a duly called annual or special meeting of the stockholders of the Corporation (and not by consent in lieu thereof).

NINTH The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal or legal representatives; provided, however, that, except of proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the Corporation in its Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid by the Corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 9 to directors and officers of the Corporation.

The rights of indemnification and to the advance of expenses conferred in this Article 9 shall not be exclusive of any other right which any person may have or hereafter acquire under the Articles of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article 9 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH: The Corporation may conduct any lawful business authorized by the Nevada Revised Statutes, including, but not limited to: software development, sales and services; consulting services and telecommunication.

The foregoing amendment and restatement was duly adopted in accordance with the provisions of Sections 78.390 and 78.209 of the Nevada Revised Statutes. The total number of shares voting at our annual meeting of shareholders held on June 24, 2025, was 7,194,620 of which shares voted in favor of the Amendment exceeding the vote required by more than twenty-four percent.

IN WITNESS WHEREOF, NetSol Technologies, Inc. has caused this Certificate to be executed by its duly authorized officer on this 26th day of June 2025.

Signature:	/s/ Najeeb Ghauri
Name:	Najeeb Ghauri
Title:	Chief Executive Officer

Signature:	/s/ Patti L. W. McGlasson
Name:	Patti L. W. McGlasson
Title:	Secretary